Exhibit 99.1
Dendreon Announces Election of John H. Johnson to Board of Directors

SEATTLE--(BUSINESS WIRE)-- Dendreon Corporation (Nasdaq: DNDN) today announced that John H. Johnson has been elected to the Company's Board of Directors, effective August 18, 2011. Mr. Johnson is currently the chief executive officer of Savient Pharmaceuticals, Inc. (Nasdaq: SVNT), where he has also served as a member of its Board of Directors since January 2011.

"John has broad commercial experience in numerous therapeutic categories, and we welcome him and his recent and highly relevant oncology expertise to Dendreon's Board of Directors," said Richard. B. Brewer, chairman of the Dendreon Board of Directors.

Prior to joining Savient Pharmaceuticals, Inc., Mr. Johnson served as president of Eli Lilly & Company's Oncology Business Unit, where he was responsible for multi-billion dollar franchise including a development portfolio of over 30 oncology products following the company's 2008 acquisition of Imclone Systems, Inc., where he served as chief executive officer. While at Imclone, Mr. Johnson managed the market expansion of colorectal cancer treatment Erbitux, overseeing the global growth of the billion dollar brand and eventual sale of the company to Eli Lilly for $6.5 billion. Before joining Imclone, he served as the Company Group Chairman of Biopharmaceuticals within Johnson & Johnson, where he was responsible for the Johnson & Johnson Biotechnology, Immunology and Oncology commercial businesses. Prior to assuming that role, Mr. Johnson held several executive positions at Johnson & Johnson, Parkstone Medical Information Systems, Inc., as well as positions at Pfizer, Inc. He is currently a member of the Board of Directors for Cempra Pharmaceuticals, Inc. and Tranzyme Pharma, Inc.

"John brings additional breadth and commercial expertise to our board, given his multiple roles in managing several successful billion dollar brands in oncology, as we continue to realize our mission of transforming the lives of patients with cancer," said Mitchell H. Gold, MD, president and chief executive officer.

Mr. Johnson received his bachelor's degree from East Stroudsburg University of Pennsylvania.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon's first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010 for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

Dendreon Corporation

Katherine Stueland, 206-829-1522
Vice President, Corporate Communications and Investor Relations
kstueland@dendreon.com